EXHIBIT 10.38

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE UNIT AWARD
GRANT NOTICE

Qualcomm Incorporated (the “Company”), pursuant to its 2016 Long-Term Incentive Plan (the “Plan”), hereby grants to you, the Executive named below, a Performance Unit Award (the “Award”) subject to all of the terms and conditions as set forth in this Executive Performance Unit Award Grant Notice (“Grant Notice”), the Executive Performance Unit Award Agreement (the “Agreement”), which is attached hereto, and the Plan,1 which are incorporated herein in their entirety.

Executive: Derek K. Aberle    Grant No.: n/a

Date of Grant: July 10, 2016

Vesting Date: October 1, 2017

Performance Award Formula: Attachment 1

Qualcomm Incorporated:
By: /s/ Steven M. Mollenkopf
Steven M. Mollenkopf
Chief Executive Officer

I hereby acknowledge that I have read, understand, and accept the terms of this Award Agreement and the Plan.
EXECUTIVE
/s/ Derek K. Aberle
Derek K. Aberle
Date:    7/18/16

Attachment:    Executive Performance Unit Award Agreement

1 A copy of the Plan can be obtained from the Stock Administration website, located on the Company’s internal webpage, or you may request a hard copy from the Stock Administration Department.

QUALCOMM INCORPORATED
2016 LONG-TERM INCENTIVE PLAN
EXECUTIVE PERFORMANCE UNIT AWARD
AGREEMENT
Qualcomm Incorporated (the “Company”) has granted this Performance Unit Award (this “Award”) to you, the Executive named in the Executive Performance Unit Award Grant Notice (the “Grant Notice”) pursuant to the terms and conditions set forth in the Grant Notice, this Executive Performance Unit Award Agreement (the “Agreement”) and the 2016 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are not explicitly defined in the Grant Notice or this Agreement but are defined in the Plan shall have the same definitions as in the Plan.
The details of this Award are as follows:
1.SERVICE AND VESTING.
1.1    SERVICE. The Company shall reasonably determine when your Service has terminated as set forth in the Plan.
1.2    VESTING. You will be fully vested in this Award on the Vesting Date specified in the Grant Notice (the “Vesting Date”) if and to the extent that you continue in Service through that Vesting Date. If your Service terminates before the Vesting Date for any reason other than as specified in Section 1.3, you will forfeit and not be entitled to receive any amounts which have not become payable as provided in Section 2.1 on or before the date your Service terminates.
1.3    VESTING UPON TERMINATION OF SERVICE DUE TO DEATH, DISABILITY OR TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. You will be vested on the date your Service terminates before the Vesting Date in the Amount Payable determined pursuant to Attachment 1 for any Performance Goal that is satisfied on or before the termination of your Service (the “Earned Amount”) if that termination is due to your death or Disability, termination of your Service by the Company without Cause, or your voluntary termination of Service for Good Reason.
(a)    Certain Definitions.
(i)    “Cause” shall mean any of the following: (1) your theft of, dishonesty with respect to, or falsification of any Participating Company documents or records; (2) your improper use or disclosure of a Participating Company’s confidential or proprietary information; (3) your engaging in any act or omission involving dishonesty, breach of trust, unethical business conduct or moral turpitude, in each case which has a detrimental effect on a Participating Company’s reputation or business; (4) your failure or inability to perform any reasonable assigned duties after written notice from a Participating Company of, and a reasonable opportunity to cure, such failure or inability; (5) any material breach by you of any employment or service agreement between you and a Participating Company, which breach is not cured pursuant to the terms of such agreement; (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs your ability to perform your duties with a Participating Company; or (7) violation of a material Company or Participating Company policy after a written notice from the Company or Participating Company and a reasonable opportunity to cure such violation if the Company or Participating Company reasonably determines that such violation may be cured without detriment to the Company or a Participating Company.
(ii)    “Good Reason” shall mean any one or more of the following:
a)    without your express written consent, a change of your title with the Participating Company Group on the Grant Date;
b)    without your express written consent, the relocation of the principal place of your employment or service to a location that is more than fifty (50) miles from your principal place of employment or service on the Grant Date, or the imposition of travel requirements substantially more demanding of you than such travel requirements existing on the Grant Date;
c)    any failure by the Participating Company Group to pay, or any material reduction by the Participating Company Group of, (A) your base salary in effect on the Grant Date (unless reductions comparable in amount and duration are concurrently made for all other employees of the Participating Company Group with responsibilities, organizational level and title comparable to yours), or (B) your bonus compensation, if any, in effect on the Grant Date (subject to applicable performance requirements with respect to the actual amount of bonus compensation earned by you);
d)    any failure by the Participating Company Group to (A) continue to provide you with the opportunity to participate, on terms no less favorable than those in effect for the benefit of any employee or service provider group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you, in any benefit or compensation plans and programs, including, but not limited to, the Participating Company Group’s life, disability, health, dental, medical, savings, profit sharing, stock purchase and retirement plans, if any, in which you were participating on the Grant Date, or their equivalent, or (B) provide you with all other fringe benefits (or their equivalent) from time to time in effect for the benefit of any employee group which customarily includes a person holding the employment or service provider position or a comparable position with the Participating Company Group then held by you;

e)    any breach by the Participating Company Group of any material agreement between you and a Participating Company concerning your employment; or
f)    any failure by the Company to obtain the assumption of any material agreement between you and the Company concerning your employment by a successor or assign of the Company.
2.    PAYMENT OF THE AWARD.
2.1    AMOUNT AND TIMING OF PAYMENT OF AWARD. Fifty percent (50%) of any Earned Amount shall become payable on the date the corresponding Performance Goal is satisfied and shall be paid within ninety (90) days after that date, and the remaining fifty percent (50%) shall become payable on the Vesting Date if and to the extent that you continue in Service through the Vesting Date and shall be paid within ninety (90) days after the Vesting Date; provided, however, that in the event Performance Goal 6 or 7 specified on Attachment 1 is satisfied after the Vesting Date, one hundred percent (100%) of the Earned Amount with respect to such Performance Goal shall become payable on the date the Performance Goal is satisfied and shall be paid within ninety (90) days after that date; and provided, further, that in the event of vesting pursuant to Section 1.3 upon termination of your Service prior to the Vesting Date due to death, Disability, termination of your Service by the Company without Cause or your voluntary termination of Service for Good Reason, you will receive a payment within ninety (90) days after the date of such termination equal to the amount (if any) by which the total Earned Amount exceeds the sum of all amounts previously paid to you pursuant to this Agreement.
2.2    TAX WITHHOLDING. You acknowledge that the Company and/or the Participating Company that employs you (the “Employer”) may be subject to withholding tax obligations arising by reason of the vesting and/or payment of this Award. You authorize your Employer to satisfy the withholding tax obligations by one or a combination of the following methods, as selected by the Company in its sole discretion: (a) withholding from your pay and any other amounts payable to you; or (b) withholding cash from the payment of this Award.
3.    TAX ADVICE. You represent, warrant and acknowledge that the Company and, if different, your Employer, has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award, and you are in no manner relying on the Company, your Employer or their representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE TAX TREATMENT OF THIS OR ANY OTHER AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
4.    TRANSFERABILITY. Prior to receiving payment in settlement of this Award, the Award shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by your creditors or by your beneficiary (if any). Prior to actual payment of this Award, this Award will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

5.    AWARD NOT A SERVICE CONTRACT. This Award is not an employment or service contract and nothing in this Agreement, the Grant Notice or the Plan shall be deemed to create in any way whatsoever any obligation on your part to continue in the Service of a Participating Company, or of a Participating Company to continue your Service with the Participating Company. In addition, nothing in your Award shall obligate the Company, its stockholders, Board, Officers or Employees to continue any relationship which you might have as a Director or Consultant for the Company.
6.    CODE SECTION 409A. It is the intent that the terms relating to the vesting and the payment of the Award as set forth in this Agreement shall qualify for exemption from or comply with the requirements of Section 409A of the Code, and any ambiguities herein will be interpreted to so qualify or comply. Notwithstanding the foregoing or anything herein to the contrary, if it is determined that this Award fails to satisfy the requirements of the “short-term deferral” exemption and is otherwise deferred compensation subject to Section 409A of the Code, and if you are a “specified employee” (as defined under Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then any payment that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but only if such delay in the payment is necessary to avoid the imposition of additional taxation on you in respect of the payment under Section 409A of the Code. The Company reserves the right, to the extent the Company deems appropriate or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that all vesting or payments provided for under this Agreement are made in a manner that qualifies for exemption from or complies with the requirements of Section 409A of the Code; provided, however, that the Company makes no representation that the vesting or payments pursuant to this Award will be exempt from or comply with the requirements of Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to the vesting or payments of this Award or require that any vesting or payments pursuant to this Award comply with the requirements of Section 409A of the Code. The Company will have no liability to you or any other party if the Award or the payment hereunder that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Company with respect thereto.
7.    NOTICES. Any notices provided for in this Agreement, the Grant Notice or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.
8.    NATURE OF GRANT. In accepting the Award, you acknowledge and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, (subject to any limitations set forth in the Plan);

(b)    the Award is voluntary and occasional and does not create any contractual or other right to receive future awards or benefits in lieu of awards, even if other awards have been awarded repeatedly in the past;
(c)    all decisions with respect to future awards, if any, will be at the sole discretion of the Committee;
(d)    your participation in the Plan is voluntary;
(e)    the Award is an extraordinary items that do not constitute compensation of any kind for Services of any kind rendered to the Company or the Employer, and which are outside the scope of your employment or service contract, if any;
(f)    no claim or entitlement to compensation or damages shall arise from forfeiture of your Award resulting from termination of your Service for any reason whatsoever and whether or not in breach of local labor laws or later found to be invalid), and in consideration of the grant of the Award to which you are otherwise not entitled, you irrevocably agree never to institute any such claim against the Company, waive your ability, if any, to bring any such claim, and release the Company from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim, it being understood, for avoidance of doubt, that nothing in this subsection shall constitute a waiver of any claim that you may have in the future to enforce the terms of this Award, subject to the provisions of Section 10, below;
(g)    the Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or provided by the Company in its discretion, to have the Award or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Stock;
(h)    the Award is a Performance Award granted pursuant to the Plan providing for Performance Units that may result in the payment of a cash amount as specified in Attachment 1. This Performance Award shall be interpreted and administered to satisfy the requirements of section 162(m)(4)(C) of the Code and the regulations thereunder to the maximum extent available; and
(i)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan; you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
9.    APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California as if the Agreement were between California residents and as if it were entered into and to be performed entirely within the State of California.

10.    ARBITRATION. Any dispute or claim concerning any Performance Units granted (or not granted) pursuant to the Plan and any other disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association pursuant to the commercial arbitration rules in San Diego, California. By accepting this Award, you and the Company waive your respective rights to have any such disputes or claims tried by a judge or jury.
11.    AMENDMENT. Your Award may be amended as provided in the Plan at any time, provided no such amendment may adversely affect this Award without your consent unless such amendment is necessary to comply with any applicable law or government regulation, or is contemplated in Section 12 hereof. No amendment or addition to this Agreement shall be effective unless in writing or in such electronic form as may be designated by the Company.
12.    GOVERNING PLAN DOCUMENT. Your Award is subject to this Agreement, the Grant Notice and all the provisions of the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement, the Grant Notice and those of the Plan, the provisions of the Plan shall control.
13.    SEVERABILITY. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.
14.    DESCRIPTION OF ELECTRONIC DELIVERY. The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Agreement, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to you electronically. In addition, if permitted by the Company, you may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail (“e-mail”) or such other means of electronic delivery specified by the Company.
15.    WAIVER. The waiver by the Company with respect to your compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of such party of a provision of this Agreement.
16.    REPAYMENT/FORFEITURE. Any benefits you may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with (a) the Qualcomm Cash Incentive Compensation Repayment Policy as in effect from time to time, (b) any applicable listing standards of a national securities exchange adopted in accordance with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, (c) similar rules under the laws of any other jurisdiction and (d) any policies adopted by the Company to implement the foregoing standards or rules, all to the extent determined by the Company in its discretion. Except as set forth in this Section 16, the payments made pursuant to Section 2.1 shall not be subject to repayment or forfeiture if your Service terminates for any reason prior to the Vesting Date.

ATTACHMENT 1

Executive: Derek K. Aberle    Grant No.: n/a

Date of Grant: July 10, 2016

Number	Performance Goals	Amount Payable
1	LGE - Performance Goal satisfied as of the Grant Date - Agreement with LGE announced April 20, 2016.	$2,500,000
2	Yulong - Performance Goal satisfied as of the Grant Date - Agreement with Yulong announced April 18, 2016.	$250,000
3	Oppo - Performance Goal satisfied upon execution of a final agreement that complies with the terms of the NDRC rectification plan announced on February 9, 2015.	$2,000,000
4	Vivo/BBK - Performance Goal satisfied upon execution of a final agreement that complies with the terms of the NDRC rectification plan announced on February 9, 2015.	$2,000,000
5	***	$250,000
6	***	$2,000,000
7	***	$1,000,000
Total (1-7)		$10,000,000

[***] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.